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                                                                    Exhibit 2.07

FOR PROFIT


                         CERTIFICATE OF AMENDMENT TO THE
                            ARTICLES OF INCORPORATION


                               Brooke Corporation
-------------------------------------------------------------------------------
                              (Name of Corporation)


We, DANE DEVLIN, President or Vice President and LELAND G. ORR, Secretary or of the above named corporation, a corporation organized and existing under the laws of the State of Kansas, do hereby certify that at a meeting of the Board of Directors of said corporation, the board adopted a resolution setting forth the following amendment to the Articles of Incorporation and declaring its advisability:

RESOLVED, That Article II of the Articles of Incorporation of Brooke Corporation be amended to change the registered office of this corporation to 414 Main, P.O. Box 627, Newton, Kansas 67114 in the county of Harvey, in the state of Kansas. The resident agent at that address is Leland G. Orr.

RESOLVED, That the Board of Directors recommend and advise that the stockholders consider and approve the proposed amendment at the annual meeting of stockholders on January 28, 1995, in accordance with the by-laws of the corporation and the laws of the State of Kansas.


   We further certify that thereafter, pursuant to said resolution, and in accordance with the by-laws of the corporation and the laws of the State of Kansas, the Board of Directors called a meeting of stockholders for consideration of the proposed amendment, and thereafter, pursuant to notice and in accordance with the statutes of the State of Kansas, the stockholders convened and considered the proposed amendment.
   We further certify that at the meeting a majority of the stockholders entitled to vote voted in favor of the proposed amendment.
  We further certify that the amendment was duly adopted in accordance with the provisions of K.S.A. 17-6602, as amended.

                                     (over)


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In Witness Whereof, we have hereunto set our hands and affixed the seal of said corporation this 10TH day of FEBRUARY 1995.


                                       /s/  Dane Devlin
                                       -----------------------------------------
                                       Dane Devlin                     President

                                       /s/  Leland G. Orr
                                       -----------------------------------------
                                       Leland G. Orr                   Secretary


State of                   Kansas                     )
        ---------------------------------------------
County of                  Cloud                      )  ss.
         -------------------------------------------- )

   Be it remembered that before me, a Notary Public in and for the aforesaid county and state, personally appeared DANE DEVLIN, President and LELAND G. ORR, Secretary of the corporation named in this document, who are known to me to be the same persons who executed the foregoing certificate, and duly acknowledged the execution of the same this 10th day of February, 1995.


         [SEAL]                                      Brenda Berg
                                              ---------------------------------
                                                                   Notary Public





                      My appointment or commission expires       3/22      1996.



                    PLEASE SUBMIT THIS DOCUMENT IN DUPLICATE,
                            WITH $20 FILING FEE, TO:

                               Secretary of State
                            2nd Floor, State Capitol
                              Topeka, KS 66612-1594
                                 (913) 296-4564


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